NEWS RELEASE

FOR FURTHER INFORMATION:

                                WEBSITE: www.bnccorp.com

                                GREGORY K. CLEVELAND
                                TELEPHONE: (602) 852-3526
                                TRACY SCOTT
TELEPHONE: (701) 250-3040

                                TIMOTHY J. FRANZ
                                TELEPHONE: (612) 305-2213

BNCCORP, INC. REPORTS THIRD QUARTER 2007 FINANCIAL RESULTS

Reconfiguration of Balance Sheet is Now Substantially Complete;
Net Interest Margin Increases; Provision for Credit Losses Increases

94,782 Shares Repurchased in Third Quarter

BISMARCK, ND, October 30 , 2007 – BNCCORP, Inc. (Nasdaq: BNCC), which operates community banking and wealth management businesses in Arizona, Minnesota and North Dakota , today reported results for the third quarter and nine months ended September 30, 2007. Net losses from continuing operations were $(2.063) million, or $(0.60) per share on a diluted basis, for the third quarter of 2007 (after giving effect to the transactions described below), compared to net income from continuing operations of $312 thousand, or $0.09 per share on a diluted basis, for the quarter ended September 30, 2006. For the first nine months of 2007 the net loss from continuing operations was $(3.779) million, or $(1.09) per diluted share, compared to net income from continuing operations of $969 thousand, or $0.28 per diluted share, for the same period in 2006.

Net income (loss), which combines results of continuing operations and discontinued operations, was a loss of $(2.137) million, or $(0.62) per share on a diluted basis, in the third quarter of 2007 compared to net income of $803 thousand, or $0.23 per share on a diluted basis, in the third quarter of 2006. Net income for the first nine months of 2007 was $1.247 million, or $0.36 per share on a diluted basis, compared to $2.916 million in the same period in 2006, or $0.83 on a diluted basis.

BNCCORP’s results for the 2007 third quarter primarily reflected higher net interest income; net losses on sales of securities and debt repayment costs, both largely related to the restructuring transactions described below; and an increase in the provision for credit losses.

Strategic Transactions

As reported previously, in June 2007 BNCC sold substantially all of the assets of its insurance segment, resulting in a pre-tax gain of $6.083 million which is reported in discontinued operations. Since the sale of the agency, the Company has entered into several strategic transactions intended to improve the net interest margin of continuing operations and improve its core businesses. Specifically, the third quarter of 2007 reflects the following:
•	Selling $48.2 million of securities earning 4.41%, and reinvesting the proceeds in securities yielding 5.42%, resulting in pre-tax losses of $1.251 million;
•	Refinancing $15.0 million of debt to reduce interest costs by 218 basis points, thus incurring early redemption costs of $1.189 million;
•	Increasing the net interest margin from continuing operations to 4.24 % compared to 3.07% for the quarter ended September 30, 2006; and
•	Increasing loans and leases held for investment by $110.8 million to $444.7 million as of September 30, 2007.

In the third quarter, the Company also increased the provision for credits losses to $2.800 million. A portion of the increase relates to loan growth; the remainder relates to approximately $21 million of loans which were deemed to have deteriorated in the third quarter.  The Company also charged off $1.6 million of loans related to a situation that may involve a misrepresentation by third parties.

Gregory K. Cleveland, BNCCORP President and Chief Executive Officer, stated, “In the third quarter we continued to execute transactions that transform the Company. As a result we have improved the net interest margin significantly and the transformational transactions are now substantially completed. Apparently, the charged off loan relates to a misrepresentation by a third party; we intend to pursue the guarantors vigorously.  This situation will not stop us from redoubling our efforts to build our core businesses and shareholder value.”

Third Quarter Continuing Operations

Net interest income for the third quarter of 2007 was $5.941 million, an increase of $1.287 million, or 28%, from $4.654 million in the same period of 2006. The net interest margin for the current period improved to 4.24% from 3.07%. The increase in net interest margin was largely due to higher balances of loans held for investment, higher yields on interest earning assets and decreases in debt, which were partially offset by higher rates paid on deposits.

In the third quarter, the Company also increased the provision for credits losses to $2.800 million compared to $0 in the same period of 2006, for the reasons discussed earlier.

Non-interest income for the third quarter of 2007 included pre-tax losses on sales of securities aggregating $(1.251) million, related to the restructuring previously discussed, which reduced total non-interest income to $310 thousand. This compares to non-interest income of $1.396 million for the same period in 2006, which included pre-tax gains on sales of securities aggregating $103 thousand. Excluding the gains and losses on securities transactions, non-interest income in the third quarter of 2007 was $1.561 million compared to $1.293 million in 2006, an increase of $268 thousand, or 21%. This increase reflects higher wealth management revenue and rent received for office space formerly occupied by BNC’s insurance agency.

Non-interest expense for the third quarter of 2007, which included debt extinguishment costs incurred to refinance debt of $1.189 million on a pre-tax basis, was $6.859 million compared to $5.788 million in the same period of 2006. Excluding the debt extinguishment costs, non-interest expense was $5.670 million in the third quarter of 2007, a decrease of $118 thousand, or 2.0%, compared to the same period in 2006.

Continuing operations had a tax benefit of $(1.345) million in the third quarter of 2007 primarily due to benefits related to losses on sales of securities, debt extinguishment costs incurred, higher provisions for credit losses and tax exempt interest on securities owned by the banking segment. In the third quarter of 2006 the Company recorded a tax benefit in continuing operations of $(50) thousand.

Overall, the net loss from continuing operations in the third quarter of 2007 was $(2.063) million, or $(0.60) per diluted share compared to net income of $312 thousand, or $0.09 per diluted share for the same period in 2006.

Continuing Operations for the Nine Months ended September 30, 2007

Net interest income was $16.100 million, an increase of $1.850 million, or 13%, from $14.250 million in the same period of 2006 as the net interest margin for the current period improved to 3.69% from 3.05%. The increase in net interest margin was largely due to higher balances of loans held for investment, higher yields on interest earning assets and decreases in high cost debt which were partially offset by higher rates paid on deposits.

The provision for credit losses increased to $3.750 million in the first nine months of 2007 compared to $210 thousand in the first nine months of 2006, for the reasons discussed earlier.

Non-interest income for the first nine months of 2007 was $1.723 million, which included pre-tax losses on sales of securities aggregating $(3.277) million. This compares to non-interest income of $3.662 million for the same period in 2006, which included pre-tax losses on sales of securities aggregating $(258) thousand. Excluding the losses on securities transactions, non-interest income in 2007 was $5.000 million compared to $3.920 million in 2006, an increase of $1.080 million, or 28%. This increase reflects higher wealth management revenues, bank charges and service fees and rent received for office space formerly occupied by BNC’s insurance agency.

Non-interest expense in the first nine months of 2007, including debt extinguishment costs aggregating $2.724 million, was $20.584 million compared to $16.944 million in the same period of

2006. Excluding the debt extinguishment costs, non-interest expense was $17.860 million in the first nine months of 2007, an increase of $916 thousand, or 5.4% compared to the same period in 2006. This increase can primarily be attributed to higher compensation costs.

Continuing operations had a tax benefit of $(2.732) million in the first nine months of 2007 primarily due to benefits related to losses on sales of securities, debt extinguishment costs incurred, higher provisions for credit losses and tax exempt interest earned on securities owned by the banking segment. In the first nine months of 2006 the Company recorded a tax benefit in continuing operations of $(211) thousand.

Overall, the net loss from continuing operations in the first nine months of 2007 was $(3.779) million, or $(1.09) per diluted share, compared to net income of $969 thousand, or $0.28 per diluted share, for the same period in 2006.

Discontinued Operations for the Three and Nine Month periods ended September 30

The pre-tax loss for the discontinued operations in the third quarter of 2007 was $(12) thousand and the after tax loss of discontinued operations in the third quarter was $(74) thousand, or $(0.02) per share on a diluted basis. In the third quarter of 2006 pre-tax income for the discontinued operations was $787 thousand and the after tax net income was $491 thousand, or $0.14 per share on a diluted basis. The effective tax rate of the discontinued operations is relatively high because most of the Company’s tax beneficial items are attributable to the continuing operations.

Pre-tax income for the discontinued operations in the first nine months of 2007 was $8.142 million, most of this income relates to the gain on sale of the insurance agency of $6.083 million. Net income of the discontinued operations was $5.026 million, or $1.45 per diluted share. In the first nine months of 2006 the pre-tax income of the discontinued operations was $3.292 million. Net income of the discontinued operations was $1.947 million, or $0.55 per diluted per share. The effective tax rate for the discontinued operations was 38.3% in the nine months ended September 30, 2007 and 40.9 % for the same period in 2006. The effective tax rate is relatively high in the discontinued operations because most of the tax beneficial items of the Company are attributable to the continuing operations.

Net Income

Net (loss), which combines results from continuing and discontinued operations, for the third quarter of 2007 was $(2.137) million, or $(0. 62) per diluted share, compared to net income of $803 thousand, or $0.23 per diluted share, in the same period in 2006. Net income for the first nine months of 2007 was $1.247 million, or $0.36 per diluted share, compared to $2.916 million or $0.83 per diluted share, in 2006. In the first nine months of 2007 the Company recognized a pre-tax gain on sale of discontinued operations of $6.083 million. The Company also incurred pre-tax losses aggregating $(6.000) million related to sales of securities and debt extinguishment; these losses were designed to improve net interest margin of continuing operations.

Assets, Liabilities, Equity and Share Repurchases

Total assets of continuing operations were $621.6 million at September 30, 2007, declining from $659.6 million at December 31, 2006. The decline relates to lower intangible assets which were eliminated with the sale of the insurance agency. Declines in the balances of participating interests  in mortgage loans and investment securities have been offset by an increase of $110.8 million of loans and leases held for investment since December 31, 2006.

Liabilities have declined by $72.5 million, primarily related to decreases in higher cost debt. Deposits as of September 30, 2007 are flat compared to December 31, 2006.

Total common stockholders’ equity for BNCCORP was $57.9 million at September 30, 2007 compared to $55.6 million at December 31, 2006. The book value per common share was $16.56 as of September 30, 2007 compared to $15.44 at December 31, 2006. The tangible book value per common share was $16.44 at September 30, 2007 compared with $7.15 at December 31, 2006.

In the third quarter of 2007 the Company repurchased 94,782 of its previously outstanding shares for approximately $1.7 million in a privately negotiated transaction.

The Company’s tier 1 leverage ratio was 12.44% at September 30, 2007 compared with 7.12% at

December 31, 2006. The tier 1 risk-based capital ratio was 13.53% at September 30, 2007 versus 9.49% at December 31, 2006. The total risk-based capital ratio was 15.16% at September 30, 2007 versus 10.89% at December 31, 2006. The ratios are improved due to earnings and the sale of the assets in the insurance segment.

Trust assets under administration increased to $361.5 million at September 30, 2007 from $282.8 million at December 31, 2006, reflecting the growth of the Company’s wealth management business.

Asset Quality

As noted earlier, the provision for credit losses increased to $2.800 million in the third quarter and $3.750 million for the nine months ended September 30, 2007, compared to $0 and $210 thousand for the respective three and nine month periods ended September 30, 2006.

The ratio of total nonperforming assets to total assets in continuing operations was 0.94% at September 30, 2007, compared with 0.02% at December 31, 2006. The ratio of the allowance for credit losses to total nonperforming assets as of September 30, 2007 was 94% compared to 3,304% at December 31, 2006. The allowance for credit losses as a percentage of total loans at September 30, 2007 was 1.18%, compared with 0.86% at December 31, 2006. The allowance for credit losses as a percentage of loans and leases held for investment at September 30, 2007 was 1.24%, compared with 1.01% at December 31, 2006.

A portion of the provision for credit losses relates to loan growth, the remainder relates to loans deemed to have deteriorated in the third quarter. The Company downgraded approximately $21 million of loans in the third quarter. Most of the loans downgraded, approximately $16 million, are related to real estate development loans which the Company currently believes are adequately collateralized. A smaller portion of the downgraded loans, approximately $3.5 million, are associated with participating interests in mortgage loans. The guarantors and the Company are currently resolving issues related to these loans in a cooperative manner.  The Company charged off $1.6 million of loans in the third quarter, and is using all of its legal rights and remedies to recover funds from the guarantors.

Outlook

Mr. Cleveland noted, “Financial institutions of all sizes are now operating in an uncertain credit environment. While we will not be immune to issues resulting from this environment, we enter this period well positioned. Our interest margin is much improved and we are well capitalized.  Equally important, we have a sharp focus on growing our core businesses. As a result, we should be able to weather the uncertain conditions and simultaneously take advantage of opportunities we see in our marketplace.”

BNCCORP, Inc., headquartered in Bismarck, N.D., is a registered bank holding company dedicated to providing banking and wealth management services to businesses and consumers in its local markets. The Company operates 20 locations in Arizona, Minnesota and North Dakota through BNC National Bank and its subsidiaries.

Statements included in this news release which are not historical in nature are intended to be, and are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. We caution readers that these forward-looking statements, including without limitation, those relating to our future business prospects, revenues, working capital, liquidity, capital needs, interest costs and income, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements due to several important factors. These factors include, but are not limited to: risks of loans and investments, including dependence on local and regional economic conditions; competition for our customers from other providers of financial services; possible adverse effects of changes in interest rates including the effects of such changes on derivative contracts and associated accounting consequences; risks associated with our acquisition and growth strategies; and other risks which are difficult to predict and many of which are beyond our control.

 (Financial tables attached)

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BNCCORP, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS

	For the Quarter Ended September 30,		For the Nine Months Ended September 30,
(In thousands, except per share data)	2007	2006	2007	2006
SELECTED INCOME STATEMENT DATA	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Interest income	$10,988	$10,689	$32,996	$31,720
Interest expense	5,047	6,035	16,896	17,470
Net interest income	5,941	4,654	16,100	14,250
Provision for credit losses	2,800	-	3,750	210
Non-interest income	310	1,396	1,723	3,662
Non-interest expense	6,859	5,788	20,584	16,944
Income (loss) from continuing operations before income taxes	(3,408)	262	(6,511)	758
Income tax (benefit)	(1,345)	(50)	(2,732)	(211)
Income (loss) from continuing operations	(2,063)	312	(3,779)	969
Discontinued operations:
Income (loss) from discontinued insurance segment, (including a gain on sale of $6,083 for the nine month period in 2007)	(12)	787	8,142	3,292
Income tax provision	62	296	3,116	1,345
Income (loss) from discontinued operations	(74)	491	5,026	1,947
Net income (loss)	$(2,137)	$803	$1,247	$2,916

	For the Quarter Ended September 30,		For the Nine Months Ended September 30,
(In thousands, except per share data)	2007	2006	2007	2006
BASIC EARNINGS (LOSS) PER SHARE

Income (loss) from continuing operations	$(0.60)	$0.09	$ (1.09)	$0.28
Income (loss) from discontinued insurance segment, net of income taxes	(0.02)	0.14	1.45	0.56
Basic earnings (loss) per common share	$(0.62)	$0.23	$ 0.36	$0.84

DILUTED EARNINGS (LOSS) PER SHARE

Income (loss) from continuing operations	$(0.60)	$0.09	$ (1.09)	$0.28
Income (loss) from discontinued insurance segment, net of income taxes	(0.02)	0.14	1.45	0.55
Diluted earnings (loss) per common share	$(0.62)	$0.23	$ 0.36	$0.83

BNCCORP, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS

	As of
(In thousands, except share, per share and full time equivalent data)	September 30, 2007	December 31, 2006	September 30, 2006
	(unaudited)		(unaudited)
SELECTED BALANCE SHEET DATA*
Total assets	$621,643	$ 659,596	$ 643,803
Participating interests in mortgage loans	21,817	56,125	18,956
Loans and leases held for investment	444,686	333,934	338,439
Total loans	466,503	391,728	360,483
Allowance for credit losses	(5,502)	(3,370)	(3,374)
Investment securities available for sale	104,624	182,974	194,798
Goodwill	409	409	409
Other intangible assets, net	28	112	140
Total deposits	520,937	529,252	509,605
Other borrowings	37,879	95,787	101,363
*From continuing operations

OTHER SELECTED DATA
Off-balance sheet depository balances	$11,692	$ 0	$ 0
Unrealized gains (losses) in investment portfolio, pretax	$1,018	$ (2,719)	$(2,533)
Trust assets under administration	$361,536	$ 282,788	$296,778
Total common stockholders’ equity	$57,856	$ 55,602	$54,954
Book value per common share	$16.56	$ 15.44	$15.25
Tangible book value per common share	$16.44	$ 7.15	$6.89
Effect of net unrealized gains (losses) on securities available for sale, net of tax, on book value per common share	$0.18	$ (0.47)	$(0.43)
Full time equivalent employees	169	308	312
Common shares outstanding	3,493,155	3,600,467	3,602,640

CAPITAL RATIOS
Tier 1 leverage	12.44%	7.12%	6.90%
Tier 1 risk-based capital	13.53%	9.49%	9.40%
Total risk-based capital	15.16%	10.89%	10.83%

BNCCORP, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS

	For the Quarter Ended September 30,		For the Nine Months Ended September 30,
(In thousands)	2007	2006	2007	2006
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
AVERAGE BALANCES*
Total assets	$609,822	$657,753	$ 636,776	$ 679,508
Participating interests in mortgage loans	18,163	23,477	29,611	33,093
Loans and leases held for investment	414,588	336,756	384,687	333,750
Total loans	433,236	361,125	414,822	367,760
Earning assets	556,528	602,266	582,706	623,759
Deposits	514,072	521,065	519,576	529,149
Common stockholders’ equity	58,692	52,971	58,149	52,274
*From continuing operations
KEY RATIOS*
Return (loss) on average common stockholders’ equity	(13.94)%	2.34%	(8.69)%	2.48%
Return (loss) on average assets	(1.34)%	0.18%	(0.79)%	0.19%
Net interest margin	4.24%	3.07%	3.69%	3.05%
Efficiency ratio	109.72%	95.68%	115.49%	94.60%
*From continuing operations
KEY RATIOS
Return (loss) on average common stockholders’ equity	(14.45)%	6.02%	2.87%	7.46%
Return (loss) on average assets	(1.39)%	0.46%	0.25%	0.55%

 BNCCORP, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS

	As of
(In thousands)	September 30, 2007	December 31, 2006	September 30, 2006
	(unaudited)		(unaudited)
ASSET QUALITY*
Loans 90 days or more delinquent and still accruing interest	$12	$ 2	$0
Nonaccrual loans	5,851	100	108
Total nonperforming loans	5,863	102	108
Total nonperforming assets	$5,863	$ 102	$109
Allowance for credit losses	$5,502	$ 3,370	$3,373
Ratio of total nonperforming loans to total loans	1.26%	0.03%	0.03%
Ratio of total nonperforming assets to total assets	0.94%	0.02%	0.02%
Ratio of allowance for credit losses to loans and leases held for investment	1.24%	1.01%	1.00%
Ratio of allowance for credit losses to total loans	1.18%	0.86%	0.94%
Ratio of allowance for credit losses to total nonperforming loans	94%	3,304%	3,124%
*From continuing operations

	For the Quarter Ended September 30,		For the Nine Months Ended September 30,
	2007	2006	2007	2006
Changes in Allowance for Credit Losses:*	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Balance, beginning of period	$4,308	$3,387	$3,370	$3,188
Provision charged to operations expense	2,800	-	3,750	210
Loans charged off	(1,609)	(15)	(1,623)	(46)
Loan recoveries	3	2	5	22
Balance, end of period	$5,502	$3,374	$5,502	$3,374

Ratio of net charge-offs to average total loans	(0.371)%	(0.004)%	(0.390)%	(0.007)%
Ratio of net charge-offs to average total loans, annualized	(1.483)%	(0.014)%	(0.520)%	(0.009)%
*From continuing operations

BNCCORP, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS

	For the Quarter Ended September 30,		For the Nine Months Ended September 30,
(In thousands, except share data)	2007	2006	2007	2006
ANALYSIS OF NON-INTEREST INCOME*	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Bank charges and service fees	$432	$436	$1,531	$1,328
Wealth management services	536	220	1,339	828
Gains on sales of loans	314	464	1,365	1,319
Net gain (loss) on sales of securities	(1,251)	103	(3,277)	(258)
Other	279	173	765	445
Total non-interest income	$310	$1,396	$1,723	$3,662
*From continuing operations
ANALYSIS OF NON-INTEREST EXPENSE*
Salaries and employee benefits	$3,140	$3,159	$10,254	$9,153
Debt extinguishment costs	1,189	-	2,724	-
Occupancy	511	573	1,624	1,771
Depreciation and amortization	385	370	1,219	1,084
Data processing fees	318	255	862	717
Professional services	265	313	742	958
Office supplies, telephone and postage	255	271	793	780
Marketing and promotion	151	217	500	632
FDIC and other assessments	58	46	174	140
Amortization of intangible assets	28	28	84	84
Other	559	556	1,608	1,625
Total non-interest expense	$6,859	$5,788	$20,584	$16,944
*From continuing operations
WEIGHTED AVERAGE SHARES
Common shares outstanding (a)	3,414,670	3,523,470	3,472,126	3,478,792
Incremental shares from assumed conversion of options and contingent shares	62,469	42,323	63,093	40,095
Adjusted weighted average shares (b)	3,477,139	3,565,793	3,535,219	3,518,887

(a) Denominator for Basic Earnings Per Common Share
(b) Denominator for Diluted Earnings Per Common Share